Exhibit 10.7

THE L. S. STARRETT COMPANY

2013 EMPLOYEE STOCK OWNERSHIP PLAN

AND TRUST AGREEMENT

(Effective February 5, 2013)

The L. S. Starrett Company
2013 Employee Stock Ownership
Plan and Trust Agreement

ARTICLE 1.            INTRODUCTION.

1.1.           Purpose and nature of Plan.  The Company has historically maintained a pension program for eligible employees and, since 1986, a 401(k) savings program that gives eligible employees an opportunity to save toward an enhanced retirement benefit by means of employee deferrals and Company matching contributions.  The purpose of this Plan is to supplement these existing programs through an employer-funded individual account plan dedicated to investment in common stock of the Company, thereby encouraging increased employee ownership of the Company while providing an additional source of retirement income.

The Plan is intended to qualify as an employee stock ownership plan within the meaning of section 4975(e)(7) of the Code and its Trust is intended to qualify as a tax-exempt trust under section 501(a) of the Code.  The assets held in trust under the Plan will be invested in stock of the Company.  Subject to the provisions of Sections 5.4, 6.5 and 12.3, no part of the corpus or income of the trust maintained under the Plan will be used for or diverted to purposes other than for the exclusive benefit of each Participant and his or her Beneficiary.

ARTICLE 2.            DEFINITIONS.

Wherever used herein, the following terms have the following meanings unless a different meaning is clearly required by the context:

2.1.           “Administrator” means the Company or other person appointed to administer the Plan in accordance with Article 3.

2.2.           “Affiliated Company” means (i) any corporation (other than the Company) after it becomes a member of a controlled group of corporations (as defined in section 414(b) of the Code) with the Company, (ii) any trade or business (other than the Company), whether or not incorporated, after it comes under common control (as defined in section 414(c) of the Code) with the Company; (iii) any trade or business (other than the Company) after that trade or business becomes a member of an affiliated service group (as defined in section 414(m) of the Code) of which the Company is also a member, (iv) any entity required to be aggregated with the Company pursuant to regulations issued under section 414(o) of the Code; and (v) any other corporation, trade or business after the Board in its discretion declares it to be an “Affiliated Company”.  For purposes of applying sections 414(b) and 414(c) of the Code to the application of the Code section 415 limits under Section 7.7, the special rule of section 415(h) of the Code shall apply.

2.3.           “Beneficiary” means the person or persons entitled under Section 8.8 to receive benefits under the Plan upon the Participant’s death.

2.4.           “Board” means the Board of Directors of the Company.  The Board may designate a person or persons (including a committee) to carry out any fiduciary responsibilities of the Company or the Board under the Plan, with any such designation to be made in accordance with Section 405 of ERISA.

2.5.           “Code” means the Internal Revenue Code of 1986, as amended from time to time.  Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.6.           “Company” means The L. S. Starrett Company and any successor to all or a major portion of its assets or business which assumes the obligations of the Company under the Plan.

2.7.           “Compensation” for any pay period means (i) amounts currently includible in income that consist of wages, salaries, fees for professional services and similar amounts (including commissions and bonuses) received for the pay period in respect of personal services actually performed for a Participating Employer, and (ii) amounts that would be described in (i) but for deferral under the Plan or a plan of the Employer described in Code section 125 or  a plan of the Employer described in Code section 132(f)(4).  The term “Compensation” does not include payments or benefits under any “welfare benefit plan” (as that term is defined in ERISA section 3(1)) or items of non-cash compensation such as (but not limited to) imputed compensation from group term life insurance, amounts received in connection with any stock-based award, reimbursements for professional fees, and moving or other expense reimbursements, whether or not taxable.  The maximum amount of Compensation that may be taken into account for any Participant in any Plan Year is the dollar limit described in Code section 401(a)(17) as in effect for such Plan Year.

2.8.           ”Computation Period” means the 12-consecutive-month period beginning with an Employee’s Employment Commencement Date and any anniversary thereof.

2.9.           “Effective Date” means February 5, 2013.

2.10.         “Eligible Employee” means any individual employed by a Participating Employer other than (a) an Employee who is covered by a collective bargaining agreement as to which retirement benefits were the subject of good-faith bargaining, unless such agreement specifically provides for participation in the Plan; (b) a “leased employee” within the meaning of section 414(n)(2) of the Code; (c) an individual who is at the time classified by an Affiliated Employer or by the Company as independent contractors, regardless of later reclassification; and (d) except as determined by the Company, a nonresident alien.

2.11.         “Employee” means an individual who is employed by the Employer.

2.12.         “Employer” means the Company and all Affiliated Companies.

2.13.         “Employment Commencement Date” means, in the case of each Employee, the date on which he or she first performs an Hour of Service, or, in the case of an Employee who has a Substantial Period of Severance, the date on which he or she first performs an Hour of Service after such Substantial Period of Severance.

2.14.         “Entry Date” means the July 1 and January 1 of each Plan Year.

2.15.         “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended, and any successor statute or statutes of similar import.

2.16.         “Hour of Service” means, with respect to any Employee,

(a)      each hour for which the Employee is paid or entitled to payment for the performance of duties for the Employer, each such hour to be credited to the Employee for the Computation Period in which the duties were performed;

(b)      each hour for which the Employee is directly or indirectly paid or entitled to payment by the Employer (including payments made or due from a trust fund or insurer to which the Employer contributes or pays premiums) on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity, disability, layoff, jury duty, military duty or leave of absence, each such hour to be credited to the Computation Period in which such period of time occurs; provided, however, that no more than 501 Hours of Service shall be credited under this paragraph (b) to the Employee on account of any single continuous period during which the Employee performs no duties;

(c)      each hour not counted under paragraph (a) or (b) for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to be paid by the Employer, each such hour to be credited to the Employee for the Computation Period to which the award or agreement for back pay pertains, provided that crediting of Hours of Service under this paragraph (c) with respect to periods described in paragraph (b) above shall be subject to the limitations of said paragraph (b);

(d)      each noncompensated hour while an Eligible Employee during a period of absence from a Participating Employer for service in the armed forces of the United States if the Eligible Employee returns to work for a Participating Employer at a time when he has reemployment rights under federal law; and

(e)      to the extent not credited under (a) through (d) above, each hour required to be credited under the provisions of the Family and Medical Leave Act.

The number of Hours of Service to be credited to an Employee during a period will be determined by the Administrator with reference to the individual’s most recent work schedule.  Hours of Service to be credited to an Employee under (a), (b) or (c) above will be calculated and credited pursuant to paragraphs (b) and (c) of section 2530.200b-2 of the Department of Labor Regulations which are incorporated herein by reference.

2.17.           “Normal Retirement Date” means the date on which the Participant attains age 65.

2.18.           “Participant” means any individual who participates in the Plan in accordance with Article 4 hereof.

2.19.           “Participating Employer” means the Company or any Affiliated Company that has adopted the Plan with the approval of the Board.  The Administrator shall maintain in its records a list of Participating Employers.

2.20.           “Period of Service” means, with respect to any Employee, the aggregate of all time periods commencing with the Employee’s first day of employment or reemployment and ending on the date a break in service begins.  The first day of employment or reemployment is the first day on which the Employee performs an hour of service, and an “hour of service” for this purpose is an hour for which the Employee is paid or entitled to be paid for the performance of duties for an Affiliated Company.  An Employee will also receive credit for any period of severance of less than 12 consecutive months.  Fractional periods of a year will be expressed in terms of days.  In the case of an individual who is absent from work for maternity or paternity reasons, the 12-consecutive month period beginning on the first anniversary of the first day of such absence shall not constitute a break in service.  For purposes of this Section,

(a)      an absence from work for maternity or paternity reasons means an absence (i) by reason of the pregnancy of the individual, (ii) by reason of the birth of a child of the individual, (iii) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement;

(b)      a break in service is a period of severance of at least 12 consecutive months; and

(c)      a period of severance is a continuous period of time during which the Employee is not employed by an Affiliated Company.  Such period begins on the date the Employee retires, quits or is discharged, or if earlier, the 12-month anniversary of the date on which the Employee was otherwise first absent from service.

In the case of a leave of absence for service in the armed forces of the United States, no period shall be excluded under this paragraph during which the employee has reemployment rights with respect to the Affiliated Companies under federal law.

The Administrator may establish such other rules and require such information from Employees and Participants, consistent with applicable law, as it deems necessary to implement the foregoing provisions regarding maternity/paternity absences from work.

2.21.           “Plan” means The L. S. Starrett Company 2013 Employee Stock Ownership Plan as set forth herein, together with any and all amendments and supplements hereto.

2.22.           “Plan Year” means the 12-month period ending on June 30.

2.23.           “Qualified Domestic Relations Order” means any judgment, decree or order (including approval of a property settlement agreement) which is determined by the Administrator

(a)      to relate to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child or other dependent of a Participant;

(b)      to have been made pursuant to a state domestic relations law (including a community property law); and

(c)      to constitute a “qualified domestic relations order” within the meaning of Code section 414(p) and ERISA Section 206(d)(3)(B), as added by the Retirement Equity Act of 1984.

An order shall not fail to be a Qualified Domestic Relations Order merely because it provides for the distribution of benefits to an alternate payee prior to the time that, or in a different form than, benefits could be distributed to the Participant under the provision of the Plan.

2.24.           “Share of the Trust Fund” means, in the case of each Participant, that portion of the Trust’s assets which is credited to the account of the Participant in accordance with Article 7 of the Plan.

2.25.           “Stock” means the common stock of the Company, consisting of Class A common stock and Class B common stock.

2.26.           “Substantial Period of Severance” means, in the case of any Employee or Participant who has no vested right in his Share of the Trust Fund, a period of severance that equals or exceeds five consecutive twelve-month periods of severance.  For purposes of the preceding sentence, an Employee’s Years of Service for Participation or Years of Service for Vesting, whichever is applicable, prior to any period of severance will be deemed not to include any such service disregarded by reason of any prior Substantial Period of Severance.

2.27.           “Trust” means The L. S. Starrett Company Employee Stock Ownership Trust established hereunder, together with any and all amendments and supplements hereto.

2.28.           “Trust Fund” means the property held in trust by the Trustee for the benefit of Participants and their Beneficiaries.

2.29.           “Trustee” “Trustee” means the person or persons who have executed this Agreement as trustee or trustees of the Trust, any successor trustee or trustees, and any additional trustee or trustees.

2.30.           “Valuation Date” means the last business day of the fiscal year of the Company, and such other days as may be specified by the Administrator.

2.31.           “Years of Service for Participation” means a Period of Service of one full year,  excluding from such sum any Periods of Service prior to a Substantial Period of Service.

2.32.           “Years of Service for Vesting” means, with respect to an Employee or Participant, a Period of Service of one full year, excluding from such sum (a) any Periods of Service before the date on which he or she attains age 18, (b) any Periods of Service prior to a Substantial Period of Severance, and (c) any Period of Service prior to the establishment of this Plan.

ARTICLE 3.            ADMINISTRATION.

3.1.           Administrator. The Plan will be administered by the Company or by any person, including a committee, appointed from time to time by the Board.  Participants may be appointed to serve as Administrator in the discretion of the Board.  Except as may be directed by the Company, no person serving as Administrator will receive any compensation for his or her services as Administrator

If a committee is appointed to serve as Administrator, it will act by majority vote.  If at any time a majority of the individuals serving on such committee and eligible to vote are unable to agree, or if there is only one such individual, any action required of the committee will be taken by the Board and its decision will be final.  An individual serving on such committee who is a Participant will not vote or act on any matter relating solely to himself or herself.

3.2.           Powers of Administrator.  The Administrator will have full power and discretionary authority to administer the Plan in all of its details, subject however, to the requirements of ERISA.  For this purpose the Administrator’s power will include, but will not be limited to, the following discretionary authority:

(a)      to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan or to comply with applicable law;

(b)      to interpret the Plan, its interpretation thereof in good faith to be final and conclusive  on any Employee, former Employee, Participant, former Participant and Beneficiary;

(c)      to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)      to compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid;

(e)      to authorize the payment of benefits;

(f)       to appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Plan;

(g)      to allocate and delegate its responsibilities, including fiduciary responsibilities under the Plan, and to designate other persons to carry out any of its responsibilities, including fiduciary responsibilities under the Plan, any such allocation, delegation or designation to be by written instrument and in accordance with Section 405 of ERISA; and

(h)      to keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under the Code or ERISA and applicable regulations, or under state or local law or regulations.

Decisions by the Administrator on all of the above matters shall be final and conclusive on all Employees, former Employees, Participants, former Participants, and all Beneficiaries and other persons claiming under the foregoing.

3.3.           Examination of records.  The Administrator will make available to each Participant such of its records as pertain to him or her, for examination at reasonable times during normal business hours.

3.4.           Claims and review procedures.  The Administrator will establish procedures for the filing and review of claims for benefits in accordance with Section 503 of ERISA.

3.5.           Nondiscriminatory exercise of authority.  Whenever, in the administration of the Plan, any discretionary action by the Administrator is required, the Administrator shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.

3.6.           Reliance on tables, etc.  In administering the Plan, the Administrator will be entitled to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by any accountant, trustee, counsel or other expert who is employed or engaged by the Administrator.

3.7.           Report to the Board   The Administrator will submit annually to the Board a report consisting of (i) a summary of the financial conditions of the Trust Fund, (ii) a summary of the operations of the Plan for the past year and (iii) any further information which the Board may require.

3.8.           Indemnification of Administrator. The Company agrees to indemnify and to defend to the fullest extent permitted by law any Employee or former Employee  serving as the Administrator or as a member of a committee designated as Administrator (including any Employee or former Employee who formerly served as Administrator or as a member of such committee) against all liabilities and expenses (including attorney’s fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

3.9.           Named Fiduciary.  The Administrator will be a “named fiduciary” for purposes of Section 402(a)(1) of ERISA with authority to control and manage the operations and administration of the Plan, and will be responsible for complying with all of the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA.  The Administrator will not, however, have any authority over the investment of the assets of the Trust.

ARTICLE 4.            PARTICIPATION.

4.1.           Date of participation.  Each Eligible Employee will become a Participant on the Entry Date coinciding with or next following the later of the date on which he or she has completed a Year of Service for Participation and the date on which he or she has attained age 21, provided he or she is an Eligible Employee on such date.

4.2.           Participation on Effective Date.  Each Eligible Employee who has completed a Year of Service for Participation as of December 31, 2012 shall become a Participant on the Effective Date.

4.3.           Participation upon reemployment.  A former Participant who returns to the employ of a Participating Employer will again become a Participant on the date on which he or she completes an Hour of Service following his or her reemployment, provided he or she is an Eligible Employee on such date and has not had a Substantial Period of Severance.    A former Participant who returns to the employ of a Participating Employer after having a Substantial Period of Severance on account of his or her most recent period of absence shall be treated for all purposes under the Plan as a new Employee and will again become a Participant on the day on which he or she satisfies the requirements of this Article 4.

4.4.           Duration of participation. An individual who has become a Participant under the Plan will remain a Participant for as long as an account is maintained under the Plan for his or her benefit, or until his or her death, if earlier.  Notwithstanding the preceding sentence and unless otherwise expressly provided for under the Plan, no contributions (and, for purposes of Article 6, no allocations of contributions to or amounts released from suspense under, or forfeitures arising under, the Plan) shall be made with respect to a Participant who is not an Eligible Employee.

ARTICLE 5.            CONTRIBUTIONS TO THE TRUST.

5.1.           Amount of Participating Employer contributions.  Each Participating Employer may contribute to the Trust for any Plan Year an amount designated by the Board in its sole discretion.  Such contribution shall be made either in Stock (Class B common Stock, unless otherwise determined by the Board in its sole discretion) or in cash to be invested in Stock.  In no event will such additional Participating Employer contribution for any Plan Year cause the total Participating Employer contribution to exceed the maximum amount which the Participating Employer is permitted to deduct for federal income tax purposes, including amounts deductible under the carryover provisions of the Code.  Every such additional contribution hereunder is hereby conditioned on deductibility under section 404 of the Code.

In no event will such additional Participating Employer contribution be in an amount which would cause the annual addition for any Participant to exceed the amount permitted under Section 6.7.

5.2.           Time of making Participating Employer contributions.  Each Participating Employer will make any additional contributions made for a Plan Year under Section 5.1 directly to the Trustee not later than the time prescribed by law (including extensions thereof) for filing such Participating Employer’s federal income tax return for its taxable year ending with or in which ends such Plan Year.  The amount of such Participating Employer’s contribution will be based on the best information available at the time the contribution is made and any contribution so made will be final, except as hereinafter provided.

5.3.           Advice to Trustee if contribution not to be made.  If, for a Plan Year, no contribution is to be made under Section 5.1, the Administrator will promptly advise the Trustee.  The Trustee will have no authority or responsibility to inquire into the correctness of the amounts contributed and paid over to the Trustee, or to determine whether any contribution is payable under this Article 5.

5.4.           Return of contributions.  If a contribution by a Participating Employer to the Trust is

(a)      made by reason of a good faith mistake of fact, or

(b)      in the case of additional Participating Employer contributions made under Section 5.1, believed by the Participating Employer in good faith to be deductible under section 404 of the Code, but the deduction is disallowed, the Trustee shall, upon request by the Participating Employer, return to the Participating Employer the excess of the amount contributed over the amount, if any, that would have been contributed had there not occurred a mistake of fact or a mistake in determining the deduction.  Such excess shall be reduced by amounts attributable thereto which have been credited to the accounts of Participants who have since received a distribution from the Trust, except to the extent such amounts continue to be credited to such Participants’ accounts at the time the excess is returned to the Participating Employer.  Such excess shall also be reduced by the losses of the Trust attributable thereto, if and to the extent such losses exceed the gains and income attributable thereto.  In no event shall the return of a contribution hereunder cause the balance of the individual account of any Participant to be reduced to less than the balance which would have been credited to the account had the mistaken or nondeductible amount not been contributed.  No return of a contribution hereunder shall be made more than one year after the mistaken payment of the contribution, or disallowance of the deductions, as the case may be.

5.5.           No Employee contributions.  No Employee will be required or permitted to make contributions to the Plan.

ARTICLE 6.            ACCOUNTS UNDER THE PLAN.

6.1.           Individual accounts.  The Trustee will establish and maintain an account for each Participant which will reflect

(a)      his or her shares of (i) any Participating Employer contribution made in accordance with Section 5.1 and (ii) any forfeitures arising under the Plan (to the extent such forfeitures are not used to restore Participant accounts), and

(b)      his or her share of any income, expenses, and gain or loss of the Trust Fund.

The Trustee will establish and maintain such other accounts and records as are required under Section 8.5 (if any) or as the Trustee decides, in his or her discretion, to be reasonably required in order to discharge his or her duties under the Plan.

6.2.           Order of adjustments to accounts.  As of each Valuation Date, the Trustee will:

(a)      first, charge to the individual accounts all payments or distributions, if any, made from such accounts as of such Valuation Date;

(b)      second, adjust the balances in the individual accounts of Participants (including former Participants and Beneficiaries) to reflect the current value of the assets held in the Trust Fund as provided in Section 6.3;

(c)      third, restored dividends, and additional Participating Employer contributions and forfeitures, if any, which are to be credited as of such Valuation Date in accordance with Section 6.4.

In the case of a Valuation Date other than the last business day of the fiscal year, the Administrator may, if appropriate because distributions are to be made, direct the Trustee to adjust only a specified account or accounts.

6.3.           Adjustment for income, expenses, gain or loss.  In adjusting the individual accounts under Section 6.2 to reflect the current value of the assets of the Trust Fund, the Trustee will allocate to such accounts, in proportion to the balances therein immediately prior to such adjustment, an amount equal to the income and expenses of the Trust and of the gain and loss (realized and unrealized) on such assets credited to all such accounts, valued at their fair market value, except that the amounts allocated under this Section 6.3 will not include any income or gain or loss on assets attributable to the Participating Employer contributions for the Plan Year with respect to which the allocation is made.

6.4.           Allocations to accounts.  As of the last business day of each Plan Year, any contributions by Participating Employers for such Year (adjusted for income, expenses, gain or loss) will be allocated among and credited to the accounts of the qualified individuals in proportion to their respective amounts of Compensation for such Plan Year.  Stock shall be allocated in units of shares and fractional shares.  For purposes of this Section 6.4, an individual is a qualified individual if he or she is has completed 1,000 Hours of Service during such Plan Year and is a Participant on the last business day of such Plan Year, or if he or she ceased to be a Participant during such Plan Year because of retirement under Article 8 or because of death.  In addition, as of the last business day of each Plan Year forfeitures, if any, which occurred during such Year under Section 7.5 shall be allocated among and credited to the accounts of those individuals (whether or not Participants or qualified individuals) (“eligible account holders”) who for such Plan Year (i) received amounts treated as compensation taken into account for purposes of Section 6.5 below) but (ii) were not treated as “highly compensated employees” for purposes of section 414(q) of the Code.  Subject to the limitations of Section 6.5 below, allocations of forfeitures pursuant to the preceding sentence shall be made in units of shares and fractional shares in proportion to the relative account balances of the eligible account holders for the Plan Year, determined before allocating thereto Stock released from the suspense account, restored dividends or additional Participating Employer contributions.  If any portion of a forfeiture cannot be allocated to the account of an eligible account holder by reason of the limitations of Section 6.5 below, such amount shall be reallocated among the accounts of other eligible account holders in proportion to their relative account balances determined in accordance with the preceding sentence.

6.5.           Limitations.

(a)      Notwithstanding any other provisions of the Plan, the annual addition to a Participant’s account under the Plan for any limitation year, when aggregated with the annual additions (if any) to the individual’s accounts under all other defined contribution plans, if any, maintained by the Employer must not exceed the limitations set forth in section 415(c) (taking into account section 415(c)(6)) and section 415(d) of the Code.  The provisions of section 415 of the Code are incorporated herein by reference.

(b)      To the extent necessary to satisfy the limitations under section 415(c) of the Code, a Participating Employer will first reduce the contribution (if any) it would otherwise make for the Participant’s benefit under Section 5.1 for the applicable limitation year.  If the aforesaid limitations cannot be satisfied by eliminating the Participating Employer’s contribution under Section 5.1 for the Participant’s benefit for such limitation year, the forfeitures that would otherwise be allocated to the Participant’s account and amounts used to restore forfeitures which would be both treated as an annual addition under applicable law and allocable to the Participant, will be reduced to the extent necessary to satisfy said limitation, and the amount of the reduction will be allocated to the accounts of other Participants not affected by said limitation.  Allocations and reallocations of forfeitures shall be made pursuant to Section 6.4.  Allocations of amounts other than forfeitures shall then be made in proportion to the respective amounts of Compensation of such other Participants for such limitation year, except that the amount allocated to each Participant’s account must satisfy the limitation with respect to that Participant.  If amounts previously credited to a Participant’s account (together with annual additions under other defined contribution plans of the Employer) cause his or her annual addition to exceed the foregoing limitations, such excess credits hereunder shall be reallocated in accordance with section 1.415-6(b)(6)(i) of the Treasury regulations.

(c)      For purposes of this Section 6.5, “limitation year” means the calendar year, “annual additions” has the meaning provided under section 415(c) of the Code, including section 415(c)(6) of the Code, and in determining the maximum annual addition for any limitation year, the applicable limitations (including the maximum dollar limitation) shall be those set forth in section 415(c) of the Code and the compensation taken into account shall be the Participant’s total taxable compensation as determined pursuant to Section 1.415-2(d) of the Treasury regulations.

(d)      For the avoidance of doubt, “compensation” for the purposes of this Section 6.5 shall include payments of regular pay, vacation cash outs, and deferred compensation made by the later of 2½  months after severance from employment or the last day of the Plan Year in which such severance from employment occurs if such payments are described in Treasury regulation section 1.415(c)-2(e)(3)(ii) or (iii) and would have been included in compensation if paid prior to severance from employment with the Employer; provided however that any payments not described in this sentence shall not be considered compensation if paid after severance from employment, even if they are paid by the later of 2½ months after the date of severance from employment or the end of the Plan Year that includes the date of severance from employment.  In addition, for purposes of this Section 6.5, "compensation" shall include any differential wage payment (as defined in section 414(u)(12)(D) of the Code) paid to an individual by the Affiliated Companies to the extent required under section 414(u)(12) of the Code (and, to the extent required by section 414(u)(12)(A)(i) of the Code, such an individual shall be treated as an Employee).

6.6.           Report to Participants.  The Trustee, at least annually, will determine each Participant’s Share of the Trust Fund and report the same in writing to the Administrator, who will furnish a copy of such report to the Participant concerned.

6.7.           Independent Appraisal.  It is anticipated that the Trust will continue to be invested in Stock, all of which is either listed and traded on a national exchange or converts automatically into such listed and traded stock upon transfer.  However, should the Trust invest in employer securities that are not readily tradable on an established securities market within the meaning of section 401(a)(28)(C) of the Code, the Trustee shall cause valuations of such securities with respect to activities of the Plan to be performed by an independent appraiser.

6.8.           Diversification of Investments by Certain Participants over Age 55.  Each qualified Participant  may elect, within 90 days after the close of each Plan Year in the qualified Participant’s qualified election period, to direct the Administrator, who in turn shall direct the Trustee, as to the investment of up to and including 25 percent of the qualified Participant’s Share of the Trust Fund (reduced in accordance with section 401(a)(28) of the Code and the regulations thereunder).  With respect to the last Plan Year in a qualified Participant’s qualified election period, the preceding sentence shall be applied buy substituting “50 percent” for “25 percent.”  For purposes of this Section, the term “qualified Participant” means an Employee who has completed at least 10 years of participation under the Plan and who has attained age 55; and an individual’s “qualified election period” shall be the period consisting of the six consecutive Plan Years beginning with the Plan Year in which the individual first became a qualified Participant.

ARTICLE 7.            VESTED BENEFITS.

7.1.           Normal retirement.  Upon reaching his or her Normal Retirement Date while an Employee, each Participant will have a fully vested and nonforfeitable interest in his or her Share of the Trust Fund.  Retirement by a Participant from the service of his or her Participating Employer as of his or her Normal Retirement Date is referred to as a normal retirement.  In the event of a normal retirement, the Participant’s Share of the Trust Fund, determined as of the Valuation Date specified in Section 8.3, will, subject to the provisions of Section 7.6, be distributed in accordance with Article 8 below.

7.2.           Late retirement.  If a Participant continues in the service of a Participating Employer as an Eligible Employee after his or her Normal Retirement Date, he or she will continue to have a fully vested and nonforfeitable interest in his or her Share of the Trust Fund.  Such Participant will continue to participate in the Plan, but will not be entitled to a distribution until the earlier of (a) the date he or she is required to begin receiving distributions under Section 8.3(b) below, or (b) the date he or she establishes with his or her Participating Employer for his or her retirement.  Such retirement is referred to as a late retirement.  In the event of a late retirement, the Participant’s Share of the Trust Fund determined as of the Valuation Date specified in Section 8.3, will, subject to Section 7.6, be distributed in accordance with Article 8 below.

7.3.           Other termination of employment.  If a Participant ceases to be an Employee for any reason other than normal or late retirement  he or she will be entitled under this Section 7.3 to a benefit equal to a percentage, determined in accordance with the following vesting schedule (but subject to the other provisions of this Article 7),  of the value of his or her Share of the Trust Fund determined as of the Valuation Date specified in Section 8.3.

Years of Service for Vesting	Applicable Non-forfeitable Percentage
1	0%
2	20%
3	40%
4	60%
5	80%
6	100%

Such benefit will be subject to Section 7.6, and will be distributed in accordance with Article 8 below.

7.4.           Election of former vesting schedule.

(a)      In general.  If the Plan is amended at any time and such amendment directly or indirectly affects the computation of a Participant’s rights to his or her Share of the Trust Fund, each Participant who has completed three Years of Service for Vesting (determined under Section 2.32 but without regard to subsections (a) and (b) thereof) prior to the expiration of the election period described below and whose nonforfeitable percentage at any time after such amendment could be less than the percentage determined without regard to such amendment may elect during the election period to have the nonforfeitable percentage of his or her Share of the Trust Fund determined without regard to such amendment.

(b)      Election Period.  The election period referred to in this Section will begin on the date the amendment of the vesting schedule is adopted and will end on the latest of the following dates:

(i)           the date which is 60 days after the date on which such amendment is adopted;

(ii)           the date which is 60 days after the date on which such amendment becomes effective; and

(iii)           the date which is 60 days after the date on which the Participant is issued written notice of such amendment by the Administrator.

An election under this Section 7.4 may be made only by an individual who is a Participant at the time such election is made and, once made, shall be irrevocable.

7.5.           Forfeitures.  If a Participant leaves the employ of the Employer prior to satisfying the requirements for normal or late retirement and at a time when he or she has less than a one hundred percent nonforfeitable interest in his or her Share of the Trust Fund, that portion of the Participant’s Share of the Trust Fund in which he or she is not vested will be immediately forfeited.  A Participant who thereafter returns to the employ of the Employer will be entitled to restoration of the portion of his or her Share of the Trust Fund that was forfeited under this Section 7.5 (the “Forfeiture Amount”) if the individual’s rehire date occurs prior to a Substantial Period of Severance.  Such a Participant’s Forfeiture Amount will be restored as follows: (a) first, to the extent available, from any forfeitures arising under this Section 7.5, in accordance with Section 6.4, and (ii) second, from any additional Participating Employer contribution made in accordance with Section 5.1.

7.6.           Adjustment.  Until distributed or forfeited, any amounts credited to the account or accounts of a Participant who has ceased to be an Employee will continue to be adjusted as of each Valuation Date under Section 6.2 to reflect the income, expenses and gain or loss of the Trust Fund.

7.7.           Designation of Beneficiary. A Participant who is married at time of death shall be deemed to have named his or her surviving spouse as Beneficiary unless

(a)      prior to his or her death, the Participant designated as Beneficiary a person other than his or her surviving spouse, such designation to be made in writing at such time and in such manner as the Administrator shall approve or prescribe; and

(b)      either (i) Participant’s surviving spouse consents in writing to the designation described in (a) above, and such consent acknowledges the effect of such designation (with acknowledgment of the specific non-spouse beneficiary, including any class of beneficiaries or any contingent beneficiaries) and is witnessed by a Plan representative or a notary public, or (ii) it is established to the satisfaction of the Administrator that the consent required under (i) above may not be obtained because there is  no spouse, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may prescribe; and

(c)      the non-spouse Beneficiary designated in accordance with the provisions of this Section survives the Participant.

Any consent by a spouse under (b)(i) above, or a determination by the Administrator with respect to such spouse under (b)(ii) above, shall be effective only with respect to such spouse.

A Participant who is not married may designate a non-spouse as Beneficiary provided such designation is made in writing at such time and in such manner as the Administrator shall approve or prescribe.  A Participant who has designated a non-spouse as Beneficiary in accordance with the provisions of this Section may change such designation at any time by giving written notice to the Administrator, subject to the spousal-consent provisions of (b) above (if the Participant is married at the time of such change in designation) and such other conditions and requirements, if any, as the Administrator may prescribe.  The Administrator will file a copy of any Beneficiary designation form with the Trustee or, if a Participant is deemed to have designated his or her surviving spouse as Beneficiary, will so inform the Trustee.  If a Participant dies without a surviving Beneficiary, the full benefit payable upon the Participant’s death will be paid to his or her issue per stirpes.  If there is no surviving issue, then the benefit may be paid to the Participant’s executor or administrator or applied to the payment of the Participant’s debts and funeral expenses or paid to any relative, all as the Administrator shall determine.

ARTICLE 8.            DISTRIBUTION OF BENEFITS.

8.1.           Distribution of Stock.  A distribution to a Participant or Beneficiary from the Trust of the vested and nonforfeitable interest in his or her Share of the Trust will be made in shares of Stock in a single payment; provided, however, that distribution of any fractional shares will be made in cash in lieu of such fractional shares.

8.2.           Notice to Trustee.  The Administrator will notify the Trustee whenever any Participant is entitled to a distribution under the Plan.  In giving such notice, the Administrator will indicate the name of the Participant’s Beneficiary, if appropriate.  Upon receipt of a written notice from the Administrator certifying that an amount is payable to a Participant or Beneficiary, the Trustee will, as soon as reasonably practicable, distribute such amount in accordance with the instructions of the Administrator.

8.3.           Timing of distributions.

(a)      Distributions on account of normal or late retirement pursuant to Sections 7.1 and 7.2 will commence as soon as reasonably practicable after the Valuation Date coinciding with or next succeeding the event giving rise to such distribution. Distributions made on account of other termination of employment under Section 7.3 will commence as follows:

(i)           If the Participant’s nonforfeitable interest in his Share of the Trust Fund is more than $1,000 (determined on the Valuation Date immediately preceding or coinciding with the termination of employment), as soon as reasonably practicable after the Participant’s termination of employment.  If such Participant has not yet attained his or her Normal Retirement Date, except in the case of a Participant’s death, distribution may not be made under the preceding sentence unless between the 30th and 90th days prior to the date distribution is to be made the Administrator notifies the Participant in writing that he or she may defer distribution until Normal Retirement Date, including the consequences of failure to so defer, and, after receiving such information, the Participant consents to the distribution in writing and files his or her consent with the Administrator.  Nonetheless, a distribution may commence less than 30 days after the notification under the preceding sentence is given, provided that the Administrator informs the Participant that he or she has a right to a period of 30 days after receiving the notice to consider whether or not to elect a distribution and the Participant, after receiving the notice, affirmatively elects in writing to receive the distribution.

(ii)          If the Participant’s nonforfeitable interest in his Share of the Trust Fund is $1,000 or less (determined on the Valuation Date immediately preceding or coinciding with the termination of employment), distribution shall in all events be made in a single lump sum as soon as reasonably practicable after termination of employment.

(b)      Notwithstanding subsection (a) above, distribution to a Participant shall be made not later than the earlier of the dates described in (i) and (ii) below:

(i)           the 60th day after the close of the Plan Year in which occurs the latest of (1) the date on which the Participant attains age 65, (2) the tenth anniversary of the date on which the Participant commenced participation in the Plan, and (3) the date on which the Participant ceases to be an Employee, unless a Participant elects a later date, subject to (ii) below, and

(ii)          the Participant’s Required Beginning Date, as defined in Section 8.3(d) below.

(c)      General Rules Regarding Minimum Required Distributions.

(i)           Effective Date.  The provisions of Sections 8.3(c) and 8.3(d) will apply for purposes of determining minimum required distributions under the Plan.

(ii)          Precedence.  The requirements of Sections 8.3(c) and 8.3(d) will take precedence over any inconsistent provisions of the Plan.

(iii)         Requirements of Treasury Regulations Incorporated.  All distributions required under Sections 8.3(c) and 8.3(d) will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Code.

(d)      Time and Manner of Minimum Required Distribution.

(i)           The Participant’s entire interest, if distributed to the Participant, will be distributed in a single lump sum payment no later than the Participant’s Required Beginning Date.

(ii)          Death of Participant Before Distributions Begin. If the Participant dies before distribution is made (and before the Required Beginning Date), the Participant’s entire interest will be distributed no later than as follows

(1)           If the Participant’s surviving spouse is a designated Beneficiary, the portion of the Participant’s interest in the Plan that is distributable to such surviving spouse shall be distributed in a single lump sum payment not later than the later of (A) December 31 of the calendar year containing the fifth anniversary of the Participant’s death or (B) December 31 of the calendar year in which the Participant would have attained age 70½.

(2)           Any portion of the Participant’s interest in the Plan that is not distributable to a designated Beneficiary who is the Participant’s surviving spouse shall be distributed in a single lump sum payment to the Beneficiary entitled thereto not later than December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(3)           If the Participant’s surviving spouse is the Participant’s sole designated Beneficiary and the surviving spouse dies after the Participant but before distribution to the surviving spouse has been made or required to have been made, this paragraph (d)(ii), other than subparagraph (d)(ii)(1), shall apply as if the surviving spouse were the Participant.

(e)      Definitions.  For purposes of Section 8.3, the following definitions shall apply:

(i)           “designated Beneficiary” means the individual who is designated as the Beneficiary under Section 7.7 of the Plan and is the designated Beneficiary under section 401(a)(9) of the Code and Treasury regulation section 1.401(a)(9)-4.

(ii)          “Required Beginning Date” means, with respect to a Participant who is not a “five percent owner” of the Employer (as defined at Code § 416), April 1 of the calendar year following the later of:  (i) the calendar year in which the Participant attains age 70½, or (ii) the calendar year in which the Participant retires; and, with respect to a “five percent owner,” April 1 of the calendar year following the calendar year in which the Participant attains age 70½.

8.4.           Put Option.  Any Stock which at the time of distribution is either not publicly traded or is subject to a trading limitation within the meaning of the regulations under section 4975 of the Code, shall be accompanied by an option in the Participant, his or her donees (if any), and any person to whom Stock distributed to the Participant passes by reason of the Participant’s death, to put such Stock to the Company at its fair market value.  Such an option shall be exercised by the holder thereof notifying the Company in writing that the option is being exercised, and such option shall be exercisable for a period of fifteen (15) months beginning on the date the Stock is distributed.  At the option of the Company, payment for Stock put to the Company pursuant to an option described in this Section may be deferred if adequate security and a reasonable interest rate are provided for any credit extended and if the cumulative payments at any time are no less than the aggregate of reasonable periodic payments as of such time.  Periodic payments are reasonable if annual installments, beginning with 30 days after the date the put option is exercised, are substantially equal.  The payment period may not end more than five (5) years after the date the put option is exercised.  An option described in this Section 8.4 may provide that the Plan may assume the rights and obligations of the Company at the time the option is exercised.  The option described in this Section 8.4 shall continue to exist regardless of whether the Plan remains an employee stock ownership plan within the meaning of section 4975 of the Code.  The provisions of this Section 8.4 shall be applied in a manner consistent with and subject to the requirements of section 409(h) of the Code and the regulations thereunder, if any.

For purposes of this Section 8.4, in the case of a transaction between the Plan and a disqualified person (within the meaning of section 4975(e)(2) of the Code), fair market value shall be determined as of the date of the transaction.  In all other cases fair market value shall be determined as of the most recent Valuation Date.

8.5.           Direct Rollovers.  Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section 8.5, a distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.  The Administrator shall give a distributee notice of his or her right to elect a direct rollover and an explanation of the withholding consequences if not making the election.  Such notice shall be given no earlier than 90 days and no less than 30 days before the date of distribution.  The distributee, in his or her sole discretion, may waive, in writing, the right to 30 days’ notice.  For purposes of this Section, the following terms have the following meanings:

(a)      An “eligible rollover distribution” is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include:  (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life expectancy of the distributee or the distributee and his or her designated Beneficiary, or for a specified period of ten years or more; (ii) any distribution to the extent such distribution is required under section 401(a)(9) of the Code; or (iii) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

(b)      The term “eligible retirement plan” means (in the case of any distributee, including the Participant’s surviving spouse) any plan or arrangement described in clause (i) as well as an annuity contract described in section 403(b) of the Code and an eligible deferred compensation plan described in section 457(b) of the Code maintained by an eligible employer described in section 457(e)(1)(A) of the Code which agrees to separately account for amounts transferred into such plan from this Plan.  For distributions on or after January 1, 2008, the term “eligible retirement plan” also means a Roth IRA described in section 408A of the Code.

(c)      a “distributee” includes an employee or former employee, the surviving spouse of a deceased employee or former employee,  and the spouse or former spouse (who is an alternate payee under a QDRO) of an employee or former employee.  A “distributee” also includes a deceased employee’s non-spouse beneficiary; provided, however, that a distribution to such distributee may only be rolled into an individual retirement account or annuity in accordance with section 402(c)(11) of the Code.

(d)      a “direct rollover” is a payment by the Plan to the eligible retirement plan specified by the distributee.

ARTICLE 9.            CONCERNING THE TRUST AND THE TRUSTEE.

9.1.           Trust Fund.  The Trustee will accept and hold in the Trust Fund contributions made by Participating Employers on behalf of Participants.  The Trust Fund will consist of all such contributions and the investments and reinvestments thereof without distinction between principal and income.

9.2.           Investment of Trust Fund.  In furtherance of the purposes of the Plan as described in Article 1, it is intended that the Trust assets be invested in Stock.  To the extent that Participating Employer contributions are made in Stock, the Trustee will be expected to retain such Stock.  To the extent Participating Employer contributions are made in cash or in cash dividends, the Trustee will be expected to acquire Stock either from other shareholders or directly from the Company.  To the extent consistent with the foregoing, the Trust may hold temporary investments other than Stock and may hold such portion of the Trust Fund uninvested as it deems advisable for making distributions under Article 8.

9.3.           Tender or exchange offers.  The provisions of this Section 9.3 shall apply in the event a tender offer which includes Stock held in the Trust is commenced by a person or persons.  For purposes of this Section, "tender offer" shall mean a tender or exchange offer for Stock or other bona fide offer to purchase or acquire Stock, including but not limited to a tender offer or exchange offer within the meaning of the Securities Exchange Act of 1934, as from time to time amended and in effect, but not including (i) only with respect to any Stock held by the Trustee and not allocated to the account of any Participant or Beneficiary pursuant to Article 7 of the Plan, a tender offer or exchange offer commenced by the Company that is subject to Section 13(e)(1) of the Securities Exchange Act of 1934, or (ii) a sale of Stock necessary to make distributions under the Plan or for other incidental purposes of the Plan.

In the event a tender offer for Stock held in the Trust is commenced, the Administrator, promptly after receiving notice of the commencement of any such tender offer, shall transfer certain of the Administrator recordkeeping functions under the Plan to an independent recordkeeper (which if the Trustee consents in writing, may be the Trustee).  The functions so transferred shall be those necessary to preserve the confidentiality of any directions given by the Participants and Beneficiaries in connection with the tender offer.  The Trustee shall have no discretion or authority to sell, exchange or transfer any of such shares of Stock pursuant to such tender offer except to the extent, and only to the extent, that the Trustee is timely directed to do so in writing (a) with respect to any Stock held by the Trustee subject to such tender offer and allocated to the Account of any Participant or Beneficiary, by each Participant or Beneficiary to whose account any of such shares of Stock are allocated, as a named fiduciary within the meaning of section 403(a)(1) of ERISA, and (b) with respect to any Stock held by the Trustee subject to such tender offer and not allocated to the account of any Participant or Beneficiary, by each Participant or Beneficiary who has Stock allocated to his Account, as named fiduciary, with respect to an amount of such unallocated shares of Stock equal to the total amount of unallocated Stock multiplied by a fraction the numerator of which is the amount of Stock allocated to the Participant’s or Beneficiary’s account under the Plan and the denominator of which is the total amount of Stock allocated to the accounts of all Participants and Beneficiaries under the Plan.  The independent recordkeeper, if different from the Trustee, shall instruct the Trustee as to the amount of Stock to be tendered, in accordance with the above directions.  For purposes of this Section 9.3, the independent recordkeeper or Trustee, as the case may be, shall establish procedures as are necessary to maintain on confidential basis information received in accordance with the provisions above, as determined in its sole discretion consistent with its fiduciary duties.

For purposes of allocating the proceeds of any sale or exchange pursuant to a tender offer, the Administrator or the independent recordkeeper, as the case may be, shall determine the portion, expressed as a percentage, of shares of Stock tendered by the Trustee that were actually sold or exchanged (the “applicable percentage”).  The Trustee or the independent recordkeeper, as the case may be, shall then treat as having been sold or exchanged from each of the individual accounts of Participants and Beneficiaries that number of shares of Stock (if any) which is obtained by multiplying (i) the applicable percentage times (ii) the total number of shares of Stock in such account that were directed to be tendered or exchanged.  Any proceeds remaining after application of the preceding sentences shall be treated as proceeds from the sale or exchange of unallocated shares of Stock.  The adjustments to individual accounts pursuant to the provisions of the Plan shall be made by the Administrator or the independent record keeper, as the case may be, on information supplied by the Company, the Administrator or the Trustee.

In the event a court of competent jurisdiction issues an order to the Plan, the Company or the Trustee which constitutes a final judgment in that all opportunities for appeal have expired or no further appeals may be taken, and which, in the opinion of counsel to the Company or the Trustee, invalidates under ERISA, in all circumstances or in any particular circumstances, any provision or provisions of this Section regarding the determination to be made as to whether or not Stock held by the Trustee shall be tendered pursuant to a tender offer, then upon such order becoming final, such invalid provisions of this Section shall be given no further force or effect.  In such circumstances the Trustee shall have no discretion to tender or not to tender Stock held in the Trust pursuant to a tender offer unless required under such order, but shall follow instructions received from Participants, to the extent such instructions have not been invalidated by such order.  To the extent required by such order to exercise fiduciary responsibility with respect to a tender offer, the Trustee first shall take into account instructions timely received from Participants, as such instructions are most indicative of what action is in the best interests of Participants, and next shall take into consideration any other relevant factors.

9.4.           Voting of Stock.  Each Participant or Beneficiary to whose account shares of Stock have been allocated (“allocated shares of Stock”) shall, as a named fiduciary within the meaning of section 403(a)(1) of ERISA,  direct the Trustee with respect to the vote of the allocated shares of Stock, and the Trustee shall follow the directions of those Participants and Beneficiaries who provide timely instructions to the Trustee.  The Trustee shall vote allocated shares of Stock for which no directions are timely received in proportion to how the Trustee votes those allocated shares for which timely directions are received.  Instructions to the Trustee for voting of allocated shares of Stock shall be made by written ballot distributed pursuant to procedures ensuring confidentiality established by the Administrator.  For the avoidance of doubt, the term “allocated shares of Stock” shall include all Stock credited to the individual accounts of the Participants regardless of whether such Participants have vested and nonforfeitable interests in such Stock. The Trustee shall honor the instructions of the Participants and Beneficiaries given in accordance with this Section 9.4, and shall otherwise comply with this Section 9.4, to the extent that doing so does not violate the Trustee’s duties under ERISA.

9.5.           Powers of Trustee.   In addition to and not in limitation of such powers granted to him or her by law or under any other provisions of this Agreement, the Trustee will have the following powers:

(a)      to deal with all or any part of the Trust Fund;

(b)      to enforce by suit or otherwise, or to waive, his or her rights on behalf of the Trust Fund, and to defend claims asserted against him or her or the Trust Fund, provided that the Trustee is indemnified to his or her satisfaction against liability and expenses;

(c)      to compromise, adjust or settle any and all claims against or in favor of him or her or the Trust Fund;

(d)      to vote or give proxies to vote any securities held in the Trust Fund except to the extent described in Section 9.4;

(e)      to oppose or participate in and consent to the organization, merger, consolidation or readjustment of the finances of any enterprise, to pay assessments and expenses in connection therewith, and to deposit securities under any agreements;

(f)       to borrow or raise moneys for the purposes of the Trust Fund in such amounts and on such terms and conditions as the Trustee shall determine;

(g)      to open and make use of such bank accounts as he or she deems appropriate, which accounts, if bearing a reasonable rate of interest, may be with the Trustee (if the Trustee is a bank);

(h)      to employ such agents and counsel as may be reasonably necessary from time to time and to pay them reasonable expenses and compensation (and the Trustee will not be responsible for any loss occasioned by any such agent or counsel selected with reasonable care);

(i)       to hold securities unregistered, or to register them in his or her own name or in the name of nominees;

(j)       to make, execute, acknowledge and deliver any and all instruments which may be necessary or appropriate to carry out the powers herein granted;

(k)      generally to exercise any of the powers of an owner with respect to all or any part of the Trust Fund;

(l)       in accordance with Section 405(b)(1)(B) of ERISA, to allocate, by written instrument and with the consent of the Company, specific responsibilities, obligations and duties among themselves (if there is more than one Trustee); and

(m)     to withhold any and all such amounts from distribution from the Trust Funds as are required to be withheld under the Code and applicable regulations.

9.6.           Reliance by Trustee on other persons.  To the extent permitted by law, the Trustee may rely upon and act upon any writing from any person signing on behalf of the Company or from any other person authorized by the Administrator to give instructions concerning the Plan and may conclusively rely upon and be protected in acting upon any written order from the Administrator or upon any other notice, request, consent, certificate or other instructions or paper reasonably believed by the Trustee to have been executed by a duly authorized person, so long as the Trustee acts in good faith in taking or omitting to take any such action.  The Trustee need not inquire as to the basis in fact of any statement in writing received from the Administrator, except as may otherwise be required by law.

The Trustee will be entitled to rely on the latest certificate he or she has received from the Administrator as to any person or persons authorized to act for the Administrator hereunder and to sign on behalf of the Administrator any directions or instructions, until he or she receives from the Administrator written notice that such authority has been revoked.

Notwithstanding any provision contained herein, the Trustee will be under no duty to take any action with respect to any Participant’s account (other than as specified herein, including, without limitation, the requirements under Sections 9.3 and 9.4) unless and until the Administrator furnishes the Trustee with written instructions on a form acceptable to the Trustee and the Trustee consents thereto in writing.  Except as may be required by law, the Trustee will not be liable for any action taken pursuant to the Administrator’s written instructions (nor for the purpose or propriety of any distribution made thereunder) and may return any contribution transmitted to the Trustee under the Plan unless accompanied by full and complete instructions in writing as to the disposition of such contribution.

9.7.           Consultation by Trustee with counsel.  The Trustee may consult with legal counsel (who may be but need not be counsel for the Employer or the Administrator) concerning any question which may arise with respect to his or her rights and duties under the Plan, and the opinion of such counsel will, to the extent permitted by law, be full and complete protection in respect of any action taken or omitted by the Trustee hereunder in good faith and in accordance with the opinion of such counsel.

9.8.           Accounts.  The Trustee will keep full accounts of all receipts and disbursements and other transactions hereunder.  Within 90 days after the close of each Plan Year, upon termination of the Trust, and at such other times as may be appropriate, the Trustee will determine the then net worth of the Trust Fund and will render to the Company an account of his or her administration of the Trust during the period since the last such accounting, including all allocations made by him or her during such period.

9.9.           Approval of accounts.  To the extent permitted by law, the written approval of any account by the Company will be final and binding, as to all matters and transactions stated or shown therein, upon every Participating Employer, the Administrator, the Participants and all persons who then are or thereafter become interested in the Trust.  The failure of the Company to notify the Trustee within 60 days after the receipt of any account of its objection to the account will be the equivalent of written approval.  If the Company files any objections within such 60-day period with respect to any matters or transactions stated or shown in the account, and the Company and the Trustee cannot amicably settle the question raised by such objections, the Trustee will have the right to have such questions settled by judicial proceedings.  Nothing herein contained will be construed so as to deprive the Trustee of the right to have a judicial settlement of his or her accounts.  In any proceeding for a judicial settlement of any account or for instructions, the only necessary parties will be the Trustee and the Company.

9.10.           Resignation of Trustee.  Any Trustee may resign at any time by filing with the Company his or her written resignation, which will be effective thirty days after receipt thereof by the Company, upon the prior appointment of a successor Trustee or Trustees, or upon such other date as may be mutually agreed upon

9.11.           Removal of Trustee.  The Company may remove any Trustee at any time by notice in writing forwarded to such Trustee by registered mail or delivered to such Trustee.  Such removal will be effective at the expiration of thirty days from the date of mailing or the date of delivery, as the case may be, or upon such other date as may be mutually agreed upon.  In the case of any such removal, the Company will give notice thereof to the remaining Trustee or Trustees, if any.

9.12.           Appointment of successor or additional Trustee.  Upon a Trustee’s resignation or other termination of service as Trustee, the Board will appoint his or her successor.  The successor Trustee or Trustees will, upon written acceptance of their appointments, become vested with the estate, rights, powers, discretions, duties and obligations of Trustees hereunder as if they had been originally named as Trustee in this Agreement.

9.13.           Compensation of Trustee and expenses of Trust.  The Trustee will serve without compensation except as may from time to time otherwise be agreed upon by the Company and the Trustee.  Unless paid by a Participating Employer or by a distributee in connection with a distribution from the Trust Fund, all expenses of the Trust, including without limitation reasonable legal fees, compensation of the Trustee, and all taxes of any nature whatsoever including interest and penalties, assessed against or imposed upon the Trustee or the Trust Fund or the income thereof, will constitute a charge upon the Trust Fund and will be paid out of the Trust Fund.  Any amount so paid out of the Trust Fund, unless allocable to the account of a particular distributee, will be apportioned among the individual accounts of Participants as the Administrator may direct, or, in the absence of such direction, as the Trustee may determine.

9.14.           Disputes as to persons entitled to payment.  If any dispute arises as to the persons to whom payment or delivery of any funds or property is to be made by the Trustee, the Trustee may retain such payment and postpone such delivery until adjudication of such dispute has been made by a court of competent jurisdiction, or until the Trustee has been indemnified to his or her satisfaction against loss, or until such dispute has been settled by the persons concerned.

9.15.           Action by unanimous vote.   The Trustees (if there is more than one) will act by unanimous vote.  The Trustees may in such a case authorize any on or more of them to execute any document or documents on behalf of all of them, including without limitation checks drawn on any bank account or accounts maintained from time to time for the Trust.

9.16.           Indemnification of Trustee.  The Company agrees to indemnify and defend to the fullest extent of the law any Employee or former Employee who in good faith serves or has served in the capacity of Trustee against any liability, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by his or her having occupied a fiduciary position in connection with the Plan.

ARTICLE 10.           TOP HEAVY PROVISIONS.

10.1.           Special contribution for top heavy plan years.  Notwithstanding anything in the Plan to the contrary, if for any top heavy plan year the value of the allocation under Section 6.4 to the account of any individual who is a Participant on the last day of such year and who is not a key employee for such year is less than three percent of such Participant’s compensation (as defined at Treasury regulation section 1.415(c)-2 (“compensation”)) for such year, the Participant’s Participating Employer shall contribute to the Trust, for his or her benefit, an additional amount sufficient to cause the sum of all contributions made for the benefit of such Participant for such year to equal three percent of his or her total taxable compensation.  Notwithstanding the foregoing, if for such top heavy plan year the allocation to the account of each key employee, expressed as a percentage of total taxable compensation, is less than three percent, the minimum contribution required under this Section 10.1 for the benefit of each Participant who is not a key employee will be limited to an amount which, when added to the allocation to the account of such Participant, constitutes a percentage of such Participant’s compensation not less than the highest percentage obtained by dividing, for each key employee, the allocation to the account of such key employee by his or her compensation.  In applying the preceding sentence, there shall be aggregated with allocations under the Plan all allocations, if any, made to the Participant under all qualified defined contribution plans required to be aggregated with the Plan pursuant to Section 10.4(b)(iii)(1) or 10.4(b)(iii)(2), subject to the special rule of section 416(c)(2)(B)(iii)(II) of the Code.

Any additional contribution made for the benefit of any Participant under this Section shall be credited to his or her account as soon as practicable after the close of the Plan Year for which the contribution is made.

Notwithstanding the foregoing provisions of this Section, no contribution hereunder shall be required for the benefit of any Participant to the extent such contribution would result in the duplication of minimum benefits or contributions, within the meaning of section 416(f) of the Code and regulations prescribed thereunder, with respect to such Participant.

10.2.           Special top-heavy vesting.  Notwithstanding any other provision of the Plan, each individual who is a Participant at any time during a Plan Year that is a top heavy plan year will have a full vested and nonforfeitable interest in a percentage of his or her Share of the Trust Fund not less than as set forth in the following schedule, based on his or her Years of Service for Vesting:

Applicable
Years of Service for Vesting	Nonforfeitable Percentage

Less than 2	0
2 but less than 3	20
3 but less than 4	40
4 but less than 5	60
5 but less than 6	80
6 or more	100

10.3.           Adjustment to limitation on Annual Additions.  For any limitation year (within the meaning of section 415 of the Code) which is a top heavy plan year, the adjustment described in section 416(h) of the Code shall apply for purposes of determining a Participant’s “defined contribution plan fraction” and “defined benefit plan fraction” under section 415 of the Code unless the Plan and each plan with within the Plan is required to be aggregated pursuant to Section 10.4(b)(iii)(1) or 10.4(b)(iii)(2) satisfies the requirements of section 416(h)(2)(A) of the Code.

10.4.           Definitions.  For purposes of this Article the following definitions shall apply.

(a)      “key employee” means any Employee or Beneficiary who is a “key employee” within the meaning of section 416(i) of the Code and the regulations thereunder.  For purposes of determining whether an individual is a key employee, the compensation to be taken into account shall be his or her Compensation (within the meaning of Section 2.7).  Any Employee (or the beneficiary of any Employee) who is not a key employee as defined above shall be treated as a non-key employee.

(b)      “top heavy plan year” means a Plan Year if the sum of the present value of the total accrued benefits of all key employees under each defined benefit plan (as of the applicable determination date of each such plan) which is aggregated with this Plan and the sum of the account balances of all key employees under the Plan and under each other defined contribution plan (as of the applicable determination date of each such plan) which is aggregated with this Plan exceeds sixty percent of the sum of such amounts for all Employees or former Employees (other than former key employees but including beneficiaries of deceased former Employees) under such plans.

The following rules shall apply for purposes of the foregoing determination.

(i)           All determinations hereunder will be computed in accordance with section 416 of the Code and the regulations thereunder, which are specifically incorporated herein by reference.

(ii)           The term “determination date” means, with respect to the initial plan year of a plan, the last day of such plan year and, with respect to any other plan year of a plan, the last day of the preceding plan year of such plan.  The term “applicable determination date” means, with respect to the Plan, the determination date for the Plan Year of reference and, with respect to any other plan, the determination date for any plan year of such plan which falls within the same calendar year as the applicable determination date of the Plan.

(iii)           There will be aggregated with this Plan

(1)           any other plan of an Employer under which at least one key employee participates and which is able to satisfy the requirements of sections 401(a)(4) and 410 of the Code by reason, at least in part, of the existence of this Plan, or

(2)           if at least one key employee is a Participant hereunder, any other plan of an Employer in which a key employee participates or which enables a plan maintained by an Employer in which a key employee participates (including, but not limited to, the Plan) to satisfy the requirements of sections 401(a)(4) and 410 of the Code.

Any plan of an Employer not required to be aggregated with the Plan under the preceding sentence may nevertheless, at the discretion of the Administrator, be aggregated with the Plan if the benefits and coverage of all aggregated plans would continue to satisfy the requirements of sections 401(a)(4) and 410 of the Code.

ARTICLE 11.           AMENDMENT AND TERMINATION.

11.1.           Amendment.  The Company reserves the right and power at any time or times to amend the provisions of the Plan and Trust to any extent and in any manner that it may deem advisable by delivery to the Trustee of a written instrument executed by an officer of the Company providing for such amendment.  Upon the delivery of such instrument to the Trustee, such instrument will become effective in accordance with its terms as to all Participants and all persons having or claiming any interest hereunder.  However, the Company will not have the power:

(a)      to amend Article 9 in a manner that would be reasonably expected to impact the duties and responsibilities of the Trustee thereunder without the express written consent of such Trustee;

(b)      to amend the Plan or Trust in such manner as would cause or permit any part of the assets of the Trust to be diverted to purposes other than for the exclusive benefit of each Participant and his or her Beneficiary, unless such amendment is required or permitted by law, governmental regulation or ruling; or

(c)      to amend the Plan or Trust retroactively in such a manner as would deprive any Participant of any benefit to which he or she was entitled under the Plan by reason of contributions made by a Participating Employer prior to the amendment, unless such amendment is permitted by section 411(d)(6) of the Code, or necessary to conform the Trust or Plan to, any law, governmental regulation or ruling, or to permit the Trust and the Plan to meet the requirements of sections 401(a) and 501(a) of the Code.

The Administrator, acting without the Board, may make any amendment to the Plan or Trust (not otherwise prohibited by this Section 11.1) that it determines to be either (i) of a technical or administrative nature, or (ii) necessary to preserve the tax qualification of the Plan or Trust or compliance of the Plan or Trust with other requirements of law, provided, that no amendment described in (i) or (ii) above that purports to amend the provisions of this Section 11.1, or that would be likely to increase materially the costs of the Plan or Trust to the Plan Sponsor or any Participating Employer, shall take effect without the approval of the Board.

11.2.           Termination.  The Company has established, and each Participating Employer has adopted, the Plan and the Trust with the bona fide intention and expectation that contributions will be continued indefinitely, but the Company and each Participating Employer will have no obligation or liability whatsoever to maintain or continue participation in the Plan for any given length of time and may discontinue contributions under the Plan or, in the case of the Company, terminate the Plan at any time by written notice delivered to the Trustee without any liability whatsoever for any such discontinuance or termination.

11.3.           Distributions upon termination of the Plan.  Upon termination or partial termination of the Plan for any reason or complete discontinuance of contributions thereunder, each affected Participant (including a terminated Participant in respect of amounts not previously forfeited by him or her) will have a fully vested and nonforfeitable interest in his or her Share of the Trust Fund.  In the event of the termination of the Plan, the Trustee will make distributions to the Participants or other persons entitled to distributions, in accordance with the instructions of the Administrator or, in the absence of such instructions, in accordance with any method consistent with applicable law.  Such distributions may be made in such manner as the Administrator directs pursuant to Article 8 or, in the absence of such instructions, in accordance with any method consistent with applicable law.  Upon the completion of such distribution, the Trust will terminate, the Trustee will be relieved from all liability under the Trust, and no Participant or other person will have any claims thereunder, except as required by applicable law.

11.4.           Merger or consolidation of Plan; transfer of Plan assets.  In case of any merger or consolidation of the Plan with, or transfer of assets and liabilities of the Plan to, any other plan, provision must be made so that each Participant would, if the Plan then terminated, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.

ARTICLE 12.           MISCELLANEOUS.

12.1.           Limitation of rights.  Neither the establishment of the Plan and the Trust nor any amendment thereof nor the creation of any fund or account nor the payment of any benefits will be construed as giving to any Participant or other person any legal or equitable right against any Participating Employer, the Administrator or any Trustee, except as provided herein, and in no event will the terms of employment or service of any Participant be modified or in any way be affected hereby.  It is a condition of the Plan, and each Participant expressly agrees by his or her participation herein, that each Participant will look solely to the assets held in the Trust for the payment of any benefit to which he or she is entitled under the Plan.

12.2.           Nonalienability of benefits.  The benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected will not be recognized except to such extent as may be required by law.

The provisions of the preceding paragraph shall apply in general to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order (within the meaning of section 414(p)(1)(B)).  Notwithstanding the foregoing, if such order is a Qualified Domestic Relations Order, the provisions of the preceding paragraph shall not apply.

12.3.           Payment under Qualified Domestic Relations Orders.  Notwithstanding any provisions of the Plan to the contrary, if there is entered any Qualified Domestic Relations Order that affects the payment of benefits hereunder, such benefits shall be paid in accordance with the applicable requirements of such Order.

12.4.           Reclassification of Employment Status.  Notwithstanding anything herein to the contrary, an individual who is not characterized or treated as a common law employee of a Participating Employer shall not be eligible to participate in the Plan.  However, in the event that such an individual is reclassified or deemed to be reclassified as a common law employee of a Participating Employer, the individual shall be eligible to participate in the Plan as of the actual date of such reclassification (to the extent such individual otherwise qualifies as an Eligible Employee hereunder).  If the effective date of any such reclassification is prior to the actual date of such reclassification, in no event shall the reclassified individual be eligible to participate in the Plan prior to the actual date of such reclassification.

12.5.           Information between Administrator and Trustee.  The Administrator will furnish to the Trustee, and the Trustee will furnish to the Administrator, such information relating to the Plan and Trust as may be required under the Code and any regulations issued or forms adopted by the Treasury Department thereunder or under the provisions of ERISA and any regulations issued or forms adopted by the Labor Department thereunder.

12.6.           Special Provisions for ESOP Loans and Leveraged Acquisitions.  Notwithstanding any provision of the Plan to the contrary, the provisions of Appendix A shall apply and modify, to the extent applicable, certain sections of the Plan as set forth therein during such time as an ESOP Loan (as defined in such Appendix A) remains outstanding.

12.7.           Participants’ periods of military service.  Notwithstanding any other provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code.  Without limiting the generality of the foregoing, the following specific provisions shall apply:

(a)      To the extent required under section 401(a)(37) of the Code, in the case of a Participant who dies on or after January 1, 2007 while performing qualified military service, (i) the Participant's survivors shall be entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan in the same manner as if the Participant resumed employment with the Employer in accordance with his or her reemployment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994 and then terminated employment on account of death and (ii)  the deceased Participant shall be credited with service for vesting purposes for his or her period of qualified military service.

(b)      For purposes of applying the limitations of section 415 of the Code under Section 6.5 of the Plan, “Compensation” shall include any differential wage payment (as defined in Code section 414(u)(12)(D)) paid to an individual by the Employer to the extent required under Code section 414(u)(12); and

(c)      The term “Employee” shall also include an individual who is in a period of qualified military service and is treated as employed by a Participating Employer for purposes of applying the requirements of Code sections 401(a)(37) and 414(u).

12.8.           Governing law.  The Plan and Trust will be construed, administered and enforced according to the provisions of ERISA and, to the extent not preempted thereby, the laws of Massachusetts.

IN WITNESS WHEREOF, the Company and the Trustee have caused this Agreement to be executed by their respective officers thereunto duly authorized all as of the date first above written.

THE L. S. STARRETT COMPANY By /s/ D.A. Starrett TRUSTEES /s/ D.A. Starrett /s/ Francis J. O’Brien /s/ Harold J. Bacon

APPENDIX A
SPECIAL PROVISIONS FOR ESOP LOANS AND LEVERAGED ACQUISITIONS

In the event that this Plan and Trust enter into an ESOP Loan (as defined herein), the provisions of this Appendix A shall apply.  Notwithstanding any provision of the Plan to the contrary, the provisions of this Appendix A shall modify certain sections of the Plan as set forth below during such time as an ESOP Loan (as defined herein) remains outstanding.

A1.           DEFINITIONS.

A1.1.           “ESOP Loan” means a loan to the Plan, either made by the Company or guaranteed by the Company, in accordance with Section A2 below.

A1.2.           “Lender” means any person, including a Participating Employer, making an ESOP Loan to the Plan in accordance with Section A2 below.

A1.2.           “Leveraged Stock” means Stock which has been acquired by the Plan by means of an ESOP Loan in accordance with Section A2 below.

A2.           GENERAL PROVISIONS FOR ESOP LOANS AND LEVERAGED ACQUISITIONS.

A2.1.           ESOP Loans.  This Plan and Trust, acting through the Trustee, may, from time to time, enter into an ESOP Loan, which Loan may either be made by one or more of the Participating Employers to the Plan or made by another Lender to the Plan and guaranteed by a Participating Employer.  An ESOP Loan may be a direct loan of cash, a purchase-money transaction or an assumption of an obligation of the Plan.

A2.2.           Use of ESOP Loan proceeds.  Within a reasonable time after the receipt of the proceeds from an ESOP Loan, such proceeds will be used by the Plan in one or more of the following ways:

(a)      to acquire Stock at fair market value either from a Participating Employer or from any other party;

(b)      to prepay such ESOP Loan; or

(c)      to repay a prior ESOP Loan.

Leveraged Stock may not be subject to a put, call or other option, or buy-sell or similar arrangement. The protections provided in the preceding sentence are non-terminable and shall continue to apply regardless of whether the Plan remains an employee stock ownership plan within the meaning of section 4975 of the Code and regardless of whether the ESOP Loan, the proceeds of which were used to acquire such stock, remains outstanding.

A2.3.           Liability and collateral on ESOP Loan.

(a)      An ESOP Loan shall be without recourse against the Plan.  The only asset of the Plan which may be given as collateral is Stock which was either acquired with the proceeds of such ESOP Loan or used as collateral on a prior ESOP Loan repaid with the proceeds of such ESOP Loan.

(b)      No person entitled to payment under an ESOP Loan may be given any rights to assets of the Plan other than (i) the collateral given for the ESOP Loan, (ii) cash contributions made to the Plan pursuant to Section A3.1 in order for the Plan to meet its obligations under the ESOP Loan, and (iii) earnings attributable to such collateral and the investment of such cash contributions.  Such contributions and earnings shall be separately accounted for in the books of account of the Plan until the ESOP Loan is repaid.

A2.4.           Default.  An ESOP Loan must provide that, in the event of default, the value of Plan assets transferred in satisfaction of the ESOP Loan must not exceed the amount of default.  If a Participating Employer or any disqualified person (within the meaning of section 4975 of the Code) is the Lender, the ESOP Loan must provide for a transfer of Plan assets on default only upon, and to the extent of, the failure of the Plan to meet the payment schedule of the ESOP Loan.

A2.5.           Rate of interest.  The rate of interest on an ESOP Loan shall not be in excess of a reasonable rate.

A2.6.           Prepayment of ESOP Loan. In the event that the ESOP Loan permits prepayment prior to final maturity, the Trustee may, in its sole discretion, sell shares of Stock and apply the proceeds to prepay the ESOP Loan in accordance with its terms.

A2.7.           Release of collateral for ESOP Loan.  If Stock held by the Plan is used as collateral for an ESOP Loan, such Loan must provide for the release of the Stock as provided in either (a) or (b):

(a)      For each Plan Year during the duration of the ESOP Loan, the number of shares of Stock released shall equal the number of shares then encumbered under the Loan multiplied by a fraction, the numerator of which is the amount of principal and interest paid on the Loan for such Plan Year, and the denominator of which is the sum of the numerator plus the principal and interest to be paid under the Loan for all future years.  The number of future years under the Loan must be definitely ascertainable and shall be determined without taking into account extensions or renewal periods.  If a variable interest rate is used, the interest to be paid in future years shall be computed by using the rate applicable as of the end of the Plan Year.

(b)      Release of Stock from encumbrance may instead be determined solely by reference to principal payments for the Plan Year, provided: (i) the ESOP Loan provides for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for 10 years; (ii) the interest element included in any Loan payment is disregarded only to the extent it would be determined to be interest under standard loan amortization tables; and (iii) the method of release provided in this paragraph (b) is not used from the time that, by reason of a renewal, extension or refinancing, the sum of the expired duration of the Loan, the renewal period, the extension period, and the duration of the new ESOP loan exceeds 10 years.

A2.8.           Construction.  The provisions of this Appendix A  shall be applied consistent with the requirements of Treasury regulation section 54.4975-7, including, for the avoidance of doubt, the requirement that an ESOP Loan must be primarily for the benefit of ESOP participants and their beneficiaries, the requirement that an ESOP Loan must be for a specific term and may not be payable at the demand of any person except in the case of default, and the requirement that the interest rate and the price of the Stock acquired with proceeds of an ESOP Loan must not be such that the plan assets might be drained off.

A3.           CONTRIBUTIONS TO THE TRUST.

A3.1.           Amount of Participating Employer Contributions.  In addition to contributions described in Section 5.1 of the Plan, for each Plan Year during which an ESOP Loan is outstanding, each Participating Employer shall contribute to the Trust an amount equal to its share, as determined by the Board, of the total principal and interest due on such ESOP Loan during such Plan Year (taking into account dividends described in Section A4.1 below).  Such contribution shall be made in cash unless the ESOP Loan is a purchase-money loan from a Participating Employer to the Plan, in which case such contribution may be in the form of a forgiveness of indebtedness by such Employer.

A3.2.           Time of making Participating Employer Contributions.  The Participating Employers will make the contributions required under Section A3.1 in such installments as are necessary to enable the Trust to pay timely, with the proceeds of such installments and dividends paid on Stock held in the Trust, amounts of principal and interest due under an ESOP Loan.

A4.           ACCOUNTS UNDER THE PLAN.

A4.1.            Suspense account.  For so long as an ESOP Loan remains outstanding, the Trustee will establish and maintain a suspense account for shares of Leveraged Stock which have not been allocated to the individual accounts of Participants.  All Leveraged Stock will be credited to the suspense account at the time it is purchased.  Thereafter, subject to Section 5.1 of the Plan and Section A3.1 above, any amounts received as dividends with respect to such Leveraged Stock will be applied toward payments of principal and interest on an ESOP Loan, subject to restoration by the Employer; provided, that if any dividends remain after such application they shall be used to purchase additional Stock (or, in the event no Stock is available for purchase, such other investments as the Trustee shall determine); such additional Stock will be held in the suspense account and allocated to Participants (in proportion to their respective amounts of Compensation for the Plan Year) along with the Leveraged Stock from which the dividends derived.

For each Plan Year, the Trustee will release from the suspense account and credit to the accounts of the Participants in accordance with Section 6.4 of the Plan:

(a)      that number of shares of Leveraged Stock released from encumbrance for the Plan Year in accordance with Section A2.7 above, and

(b)      if the suspense account holds shares of Leveraged Stock which are not pledged as collateral for the ESOP Loan, that number of shares of such Stock which would have been required to be released under Section A2.7(a) had the Leveraged Stock been pledged as collateral for such ESOP Loan subject to the release-from-encumbrance provisions of that subsection, unless the Company determines in connection with the ESOP Loan that the provisions of Section A2.7(b) are to apply.

A4.2.           Individual accounts.  To the extent applicable, an account established and maintained for each Participant in accordance with Section 6.1 of the Plan shall also reflect the Stock released in accordance with Section A4.1.

A4.3.           Order of adjustments to accounts.  To the extent applicable, as of each Valuation Date, the Trustee will also credit Stock released from the suspense account in accordance with Section 6.2(c) of the Plan.

A4.4.           Allocations to accounts.  As of any dividend payment date with respect to dividends on Stock allocated to a Participant’s account which are used to pay principal or interest on an ESOP Loan, there shall be allocated to such account, from among shares released from the suspense account, Stock having a fair market value equal to the amount of such dividends less any contribution previously made to restore such dividends or any portion thereof.  If the fair market value of shares released from the suspense account is insufficient to make the allocations described in the preceding sentence, the Participating Employers shall make a special contribution, to be invested in Stock, sufficient to restore Participant accounts as described in the preceding sentence.  As of the last business day of each Plan Year, Stock (other than Stock allocated in accordance with the preceding provisions of this Section) released from the suspense account for such Plan Year as a result of contributions made by Participating Employers or the application of dividends with respect to Stock held in the Trust will be allocated among and credited to the accounts of the qualified individuals in proportion to their respective amounts of Compensation for such Plan Year, as further described in Section 6.4 of the Plan.

A4.5.           Allocation of dividends.  During any period when an ESOP Loan is outstanding, amounts received as dividends with respect to Stock allocated to a Participant’s account will be applied toward payments of principal and interest on such ESOP Loan.  For each dividend otherwise allocable to a Participant’s account which is so applied, there shall be restored to the Participant’s account an equivalent amount either by contribution or allocation as more fully described in Section 6.4 of the Plan.  Upon payment in full of all outstanding ESOP Loans, or if the amount received as dividends with respect to Stock allocated to Participant accounts exceeds in any Plan Year the amount of all payments of principal and interest on ESOP Loans in such Plan Year, the excess will be used to purchase additional Stock (or, in the event no Stock is available for purchase, such other investments as the Trustee shall determine) to be allocated to Participants in accordance with their account balances.

A4.6.           Limitations. If the limitations described in Section 6.5(b) of the Plan cannot be satisfied by eliminating the Participating Employer’s contribution under Section 5.1 of the Plan for the Participant’s benefit for the applicable limitation year, amounts reduced to the extent necessary to satisfy the aforesaid limitations (as described in Section 6.5(b) of the Plan) shall include that portion (if any) of any contributions under Section A3.1 above. If, after reallocation of amounts other than forfeitures, as described in Section 6.5(b) of the Plan, there is any such amount for the limitation year which cannot be allocated to the accounts of Participants because of the aforesaid limitations, Stock representing such amounts will be returned to the suspense account established under Appendix A for allocation to the accounts of Participants at the earliest time that such allocation can be made within the limitation of Section 6.5(a) of the Plan.

A5.           VESTED BENEFITS

A5.1.           Forfeitures.  Notwithstanding any other provision of the Plan to the contrary, in no event will shares of Leveraged Stock allocated upon release from the suspense account as described in Section A4.1 be forfeited before other assets in the Participant’s account are forfeited.

A6.           TRUSTEE

A6.1           Voting of Stock.  The Trustee shall, in his or her discretion, vote the Stock in the suspense account.